Exhibit 4.2

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAESARS ENTERTAINMENT CORPORATION

CAESARS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. The present name of the Corporation is “Caesars Entertainment Corporation”. The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “DE Secretary”) on November 2, 1989 under the name “The Promus Companies Incorporated”.

II. An Amended Certificate of Incorporation of the Corporation was filed with the DE Secretary on January 28, 2008. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the DE Secretary on November 22, 2010 (the “First Amended and Restated Certificate”). A Second Amended and Restated Certificate of Incorporation amending and restating in its entirety the First Amended and Restated Certificate was filed with the DE Secretary on February 8, 2012 (the “Second Amended and Restated Certificate”).

III. This certificate of amendment (the “Certificate of Amendment”) to the Second Amended and Restated Certificate herein certified was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IV. The first sentence of Section 4.1 of the Second Amended and Restated Certificate is hereby amended to read in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 2,125,000,000 shares of capital stock, consisting of 2,000,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 125,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).”

V. All other provisions of the Second Amended and Restated Certificate shall remain in full force and effect.

VI. This Certificate of Amendment shall become effective on October 6, 2017, at 8:10 a.m., Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate to be signed by its duly authorized officer on this 6th day of October, 2017.

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Scott E. Wiegand
Name: Scott E. Wiegand
Title: Corporate Secretary